UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 14, 2013

Gladstone Commercial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33097	02-0681276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1521 Westbranch Drive Suite 200, McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

(703) 287-5800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Gladstone Commercial Corporation (the “Company”) has engaged Gladstone Securities LLC (“Gladstone Securities”) as its non-exclusive agent to assist the Company with arranging mortgage financing for properties owned by the Company. In connection with such engagement, Gladstone Securities may from time to time solicit the interest of various commercial real estate lenders and/or recommend to the Company third party lenders offering credit products or packages that are responsive to the Company’s needs. The Company will pay Gladstone Securities a financing fee (“Fee”) in connection with the services it provides to the Company for securing mortgage financing on any of its properties. The amount of the Fee, which is payable upon closing of the financing, will be based on a percentage of the amount of the mortgage ranging from 0.5% to a maximum of 1% of the mortgage obtained. The amount of the Fee may be reduced or eliminated as determined by the Company and Gladstone Securities, after taking into consideration various factors, including, but not limited to, the involvement of any third party brokers and market conditions.

Gladstone Securities is affiliated with us and our affiliated investment adviser, Gladstone Management Corporation (the “Adviser”), as each is owned by David Gladstone, our Chairman and Chief Executive Officer. Any Fee we pay to Gladstone Securities pursuant to this engagement is separate from the fees we pay to the Adviser pursuant to the amended and restated investment advisory agreement.

In addition, as previously announced on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 28, 2013, the Company entered into an agreement of purchase and sale (“Agreement”) with Karlin Parmer Office, LLC to purchase an office building located in Texas. A copy of the Agreement is being filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Agreement of Purchase and Sale and Joint Escrow Instructions, by and between Gladstone Commercial Limited Partnership and Karlin Parmer Office, LLC dated May 20, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLADSTONE COMMERCIAL CORPORATION

Date: June 14, 2013	By:	/s/ Danielle Jones
Danielle Jones Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Agreement of Purchase and Sale and Joint Escrow Instructions by and between Gladstone Commercial Limited Partnership and Karlin Parmer Office, LLC dated May 20, 2013.